Exhibit 10.32.1
FIRST AMENDMENT

This First Amendment (“Amendment”) is to that Trademark License Agreement (“Agreement”) dated March 20, 2017, by and between ConAgra Foods RDM, Inc. (“Licensor”), and Lamb Weston, Inc. (“Licensee”).

WHEREAS, the parties desire to amend the scope of the Licensed Products in the Agreement.

THEREFORE, in consideration of the foregoing, and the mutual covenants set forth herein, the parties agree as follows:

1.	Licensed Products. Section 1.7 “Licensed Products” of the Agreement shall be replaced in its entirety with the following:
“Licensed Products” means the following frozen food products using the Licensed Marks for sale in the retail channel: (1) frozen food products made from potatoes or sweet potatoes that are commonly sold in the frozen potato section of retailers, such as french fries, oven fries, waffle fries, crinkle-cut fries, roasted fries, roasted potatoes, potato puffs, chopped and formed potatoes, and hashed browns made from potatoes or sweet potatoes; and (2) panko-breaded onion rings in the same or substantially similar form as AX 11oz unit upc 8-34183-00105-5, AX 13.5oz unit upc 8-34183-00705-7, AX 2.5lb (US Club) unit upc 8-34183-00122-2, AX 2.5lb (Canada Club) unit upc 8-34183-00422-3, or AX 340g Canada unit upc 8-34183-00405-6.

2.	Discontinued Licensed Products. Section 1.4 “Discontinued Licensed Products” of the Agreement shall be replaced in its entirety with the following:
“Discontinued Licensed Products” means Discontinued Retail Products, Discontinued Beer Battered Onion Ring Products; and Discontinued Foodservice Products.

3.	Discontinued Foodservice Products. The following shall be added as Section 1.4.1:
“Discontinued Foodservice Products” means the following frozen food products using the Licensed Marks for sale in the foodservice channel: Alexia All Natural Organic Concertinas (3/8), AX504; Alexia All Natural Organic Wedges (8 Cut) (AX505); Alexia All Natural Organic Country Dice (AX506); Alexia Tri-Cut Medley (AX508); Alexia Oven Roasted Gold Tri-Cut Dices (AX509); Alexia Beer Battered Onion Ring (3/8) (AX510); Alexia Oven Roasted Redskin Wedge Cuts (6 cut wedges) (AX584); Alexia Oven Roasted Rosemary & Garlic Redskin Tri-Cut Dices (AX585); and Alexia Oven Roasted Redskin Tri-Cut Dices (1) (AX586).

4.	Discontinued Beer Battered Onion Ring Products. The following shall be added as Section 1.4.2:
“Discontinued Beer Battered Onion Ring Products” means frozen onion rings (excluding the panko-breaded onion rings included in the Licensed Products) using the Licensed Marks for sale in the retail channel.

5.	Discontinued Retail Products. The following shall be added as Section 1.4.3:
“Discontinued Retail Products” means the following frozen food products using the Licensed Marks for sale in the retail channel: bread, mozzarella sticks, and breaded mushrooms.

6.	Scope of Licensed Products. Section 2.1(a) of the Agreement shall be replaced in its entirety with the following:
Subject to the terms and conditions of this Agreement, Licensor grants to Licensee an exclusive, royalty free, revocable (to the extent set forth in this Agreement) right and license to use the Alexia Marks for Licensed Products and on Promotional Items and Marketing Materials related to Licensed Products throughout the world until January 1, 2018 and in the United States and Canada for the remainder of the Term. Licensor also grants Licensee the limited right to sublicense the Alexia Marks in accordance with the terms of Section 2.4.

7.	Scope of Complementary Marks. Section 2.1(b) of the Agreement shall be replaced in its entirety with the following:

Subject to the terms and conditions of this Agreement, Licensor grants to Licensee an exclusive, royalty free, revocable (to the extent set forth in this Agreement) right and license to use the Complementary Marks throughout the world during the Term for Licensed Products and on Promotional Items and Marketing Materials related to Licensed Products, which Licensed Products also bear one or more of the Alexia Marks. Licensor also grants Licensee the limited right to sublicense the Complementary Marks in accordance with the terms of Section 2.4.

8.	Scope of Discontinued Licensed Products. Section 2.1(c) of the Agreement shall be replaced in its entirety with the following:

Subject to the terms and conditions of this Agreement, Licensor grants to Licensee an exclusive, royalty free, revocable (to the extent set forth in this Agreement) right and license to use the Licensed Marks throughout the world for Discontinued Licensed Products and on Promotional Items and Marketing Materials related to Discontinued Licensed Products. The license provided for in this Section 2.1(c) for Discontinued Retail Products expires six months after the Effective Date for all of the Discontinued Retail Products. The license provided for in this Section 2.1(c) for Discontinued Onion Ring Products expires 12 months after the Effective Date. The license provided for in this Section 2.1(c) for Discontinued Foodservice Products expires on June 30, 2018. Licensee will have no right to use the Licensed Marks on the Discontinued Licensed Products after that time.

9.	Right of First Offer. The following shall be added to the Agreement as Section 2.7:
Right of First Offer. Licensor grants to Licensee a right of first offer (“ROFO”) to license the ROFO License Rights, as defined and set forth below. Before Licensor offers to license to any other non-Affiliate party the right to use (i) the Alexia Marks for Licensed Products or on Promotional Items and Marketing Materials related to Licensed Products anywhere outside of the United States and Canada after January 1, 2018, or (ii) the Licensed Marks for Discontinued Licensed Products or on Promotional Items and Marketing Materials related to Discontinued Licensed Products anywhere in the world after June 30, 2018 (collectively, the items in subsection (i) and (ii) of this Section are referred to herein as the “ROFO License Rights”), Licensor shall notify Licensee of its desire to enter into such a transaction. Within 30 days after receipt of such notice, Licensee shall notify Licensor of its election to either decline or exercise its ROFO. If Licensee exercises its ROFO, the parties agree to conduct good-faith negotiations for up to 60 days from the date Licensor receives notice of such election to enter into a license agreement or amendment to this Agreement for the ROFO License Rights. If the parties are unable to enter into an agreement or amendment to this Agreement during such period, Licensor shall be entitled to enter into a license with a third party in connection with such ROFO License Rights, and Licensor shall have no obligations to Licensee with respect to such ROFO License Rights. For avoidance of doubt, nothing in this Section shall be interpreted to restrict, in any way, Licensor’s ability to freely sell, transfer, or otherwise divest wholly or in part its ownership of the Alexia Marks or Complementary Marks to any third party, and Licensee shall have no ROFO License Rights in such a situation.

10.	Defined Terms. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Agreement.

11.	Effect on Agreement. Except as specifically amended hereby, all terms, provisions and conditions of the Agreement shall remain in full force and effect.

12.
Counterparts. This Amendment may be executed and delivered (including by facsimile transmission) in one or more counterparts, each of which shall be regarded as an original and all of which shall constitute one and the same instrument.

13.
Authority. Each party represents and warrants that the individual executing this Amendment on its behalf is duly authorized to so execute this Amendment, and this Amendment, when executed and delivered by such party, shall constitute the valid and binding agreement of such party, enforceable in accordance with its terms.

IN WITNESS WHEREOF, the parties execute this Amendment as of February __, 2017.

Lamb Weston, Inc.	ConAgra Foods RDM, Inc.

/s/ Michael Smith	/s/ Tracy Beck
Signature	Signature

SVP Growth & Strategy	Vice President
Title	Title

April 5, 2017	May 17, 2017
Date	Date